HEI Exhibit 10.4

HAWAIIAN ELECTRIC INDUSTRIES, INC.

EXECUTIVE INCENTIVE COMPENSATION PLAN (EICP)

Pursuant to Section 3.1 of the 1987 Stock Option and Incentive Plan of Hawaiian Electric Industries, Inc. as amended and restated effective January 22, 2008, the Compensation Committee of the Board of Directors of Hawaiian Electric Industries, Inc. (HEI) establishes and adopts the following Executive Incentive Compensation Plan (EICP).

1.	PURPOSE

The purpose of the EICP is to encourage a high level of performance by HEI and its subsidiaries (the “Company”) through the establishment of specific financial and/or nonfinancial goals, the accomplishment of which will require a high degree of competence and diligence on the part of certain key employees of the Company selected to participate in the EICP, and will be beneficial to the owners and customers of the Company.

2.	DEFINITIONS

The following definitions apply to the EICP:

2.1	“Award” means payment made in accordance with the provisions of the EICP.

2.2	“Board of Directors” means the Board of Directors of HEI.

2.3	“Committee” means the Compensation Committee of the Board of Directors of HEI.

2.4	“Deferred Account” means an unfunded account within which a Participant’s deferred Awards and accrued interest are accumulated.

2.5	“Executives” means the senior officers and managers responsible for determining business and strategic policies.

2.6	“Fair Market Value” means, as of any determination date, the average of the daily high and low sales prices of the Common Stock as quoted in the New York Stock Exchange on the date as of which Fair Market Value is to be determined, or if there is no trading of Common Stock on such date, the average of the daily high and low sales prices of the Common Stock as quoted on the New York Stock Exchange on the next preceding date on which there was trading in such shares, or if the Common Stock is not admitted to trade on the New York Stock Exchange, the Fair Market Value shall be determined by the Committee in such other reasonable manner as the Committee shall decide.

2.7	“HEI Common Stock” means the Common Stock of HEI.

2.8	“Participant” means an employee selected to participate in the EICP.

2.9	“Performance Goals” means the performance objectives of the Company established for the purpose of determining any incentive Award for a Plan Year.

2.10	“Plan Year” means the calendar year.

3.	BASIC PLAN CONCEPT

The EICP provides an opportunity for Participants to earn annual incentive compensation Awards depending on the level of Company and individual performance. Performance will be based on a twelve-month period beginning January 1 and ending December 31. Awards may be in cash or HEI Common Stock at the option of the Committee. Awards to Participants are based primarily on Company Performance Goals and may be partially based on other factors including individual Performance Goals. Minimum financial performance “hurdles” may be established that must be exceeded before any Award is made. When Awards are granted, payments will be made in cash and/or HEI Common Stock at the sole discretion of the Committee, and such payments will be made shortly after the end of each Plan Year unless voluntarily deferred by the Participant. HEI Common Stock awards are subject to the availability of authorized shares.

4.	ADMINISTRATION

The EICP will be administered by the Committee which shall determine:

4.1	Participants;

4.2	the Performance Goals to which an Award will be subject;

4.3	Incentive Award levels;

4.4	Performance Goal results; and

4.5	Amount of the actual Award, if any, to be made to each Participant and whether it should be granted in cash and/or HEI Common Stock.

5.	PARTICIPATION

The Committee will select Participants from those executives whose decisions contribute directly to the annual success of the Company. No employee will at any time have the automatic right to be selected as a Participant in the EICP for any Plan Year, nor, if so selected, to be entitled automatically to an Award, nor, having been selected as a Participant for one Plan Year, to be automatically selected as a Participant in any subsequent Plan Year.

Participants who are placed in the plan after the start of the Plan Year or who terminate employment as a result of retirement, death or disability, within the Plan Year or transfer to a position that is not included in the EICP will be eligible to receive that portion of the award represented by the number of complete months of eligibility during the plan year divided by 12, provided that a participant must have been in a position included in the EICP for at least 9 full months during the Plan Year.

Upon a change-in-control as defined in the Hawaiian Electric Industries, Inc. 1987 Stock Option and Incentive Plan, as amended and restated effective January 22, 2008, participants shall immediately be entitled to receive an award at the target level percentage (determined, as applicable, by reference to the Participant’s base salary) prorated by the number of complete months of employment during the year divided by 12. The payment shall be made in cash as soon as practical after the change-in-control.

6.	PERFORMANCE GOALS

The Committee will establish for each Plan Year, Performance Goals designed to accomplish such financial and strategic objectives as it may from time to time determine appropriate. The Committee may make adjustments to the Performance Goals for any Plan Year as it deems equitable in recognition of: extraordinary or nonrecurring events experienced by the Company during the Plan Year, or changes in applicable accounting rules or principles or changes in the Company’s methods of accounting during the Plan Year.

7.	DETERMINATION OF AWARDS

Subject to the provisions of Section 6 as applicable, the Committee will determine the Awards, if any, to be made to each Participant for the Plan Year. Awards will be based primarily on the level of performance within the performance range, but may also be based on each Participant’s contribution to overall Company performance during the Plan Year. The Award for each Participant will be calculated by applying an Award percentage to each Participant’s base salary.

8.	PAYMENT OF AWARDS

8.1	Payment of Nondeferred Awards – The payment of Awards for any Plan Year will be made, as applicable, in cash or HEI Common Stock to the Participant as soon as practical after the close of the Plan year unless, in the case of a cash award, the Participant irrevocably elected to defer payment of all or a portion of the Award, as provided in subparagraph 8.2 below by filing a written election form with the Company before the beginning of the Plan Year or before the executive begins service as a Participant during the Plan Year.

8.2	Payment of Deferred Cash Awards – Each deferred Award will be credited to the Participant’s Deferred Account and will be paid to the Participant, or to his or her beneficiary or estate in the event of his or her death, at the end of the deferral period in cash lump sum or in installments, as provided in the written election form. Amounts credited to a Participants’ Deferred account shall be credited each year with an amount equivalent to the interest, compounded quarterly, at the annual rate commensurate with the prevailing interest rate on three-year certificates of deposit at American Savings Bank, F.S.B., as of January 1 of that year. Such Deferred Account will be credited with interest from the date the Award would have been paid in cash to the date of receipt by the executive under the Deferral Agreement.

8.3	In the event the payment of any portion of the awards is in HEI Common Stock, the number of shares of stock to be issued will be based on Fair Market Value.

9.	ASSIGNMENTS AND TRANSFERS

Participants will not assign, encumber, or transfer their rights and interests under the EICP; any attempt to do so will render the Participants’ rights and interests under the EICP null and void.

10.	EMPLOYEE RIGHTS UNDER THE EICP

No employee or other person will have any claim or right to be granted an Award under the EICP. Neither the EICP nor any action taken thereunder will be construed as giving any employee any right to be retained in the employ of the Company or any of its affiliated companies.

11.	WITHHOLDING TAXES

The Company will withhold the amount of any federal, state, or local income taxes attributable to any amounts payable under the EICP.

12.	AMENDMENTS

The Committee may amend, suspend, or terminate the EICP or any portion of it at any time.